AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED JULY 20, 2023

HOUSE HACK, INC.

(A WYOMING CORPORATION)

8164 PLATINUM STREET
VENTURA, CA 93004

www.househack.com

(805) 888-0846

UP TO 75,000,000 SHARES OR NON-VOTING COMMON STOCK (THE “SHARES”)

The minimum investment in this offering is 10,000 Shares, or $10,000.

Investors in this offering will have no voting rights except those required by Wyoming law.

SEE “SECURITIES BEING OFFERED” AT PAGE 45

	Price to Public	Underwriting discount and commissions	Proceeds to issuer (1)	Proceeds to other persons
Amount to be Raised per Share	$1.00	—	$1.00	—
Minimum Investment Amount	$10,000	—	$10,000	—
Minimum Offering Amount	—	—	—	—
Maximum Offering Amount	$75,000,000	—	$75,000,000	—

(1) The company has not engaged commissioned sales agents or underwriters; see “Plan of Distribution.” In the event a commissioned sales agent or underwriter is engaged, the company will file a Supplement to this Offering Circular, (2) The company expects that the amount of expenses of the offering that it will pay will be approximately $194,000 (including marketing, filing, auditing, legal and accounting expenses), assuming the maximum offering amount is raised and not including commissions or state filing fees.

Sales of these securities will commence on approximately                         , within two days of qualification of the offering by the SEC.

This offering (the “Offering”) will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this Offering being qualified by the United States Securities and Exchange Commission (the “SEC”), or (3) the date at which the Offering is earlier terminated by the company at its sole discretion.

The company has not and does not intend to hire an escrow agent to hold any funds that are tendered by investors. The Offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $10,000 (10,000 Shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The company reserves the right to accept investments in amounts under $10,000, in its sole discretion. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this Offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This Offering is inherently risky. See “Risk Factors” on page 10.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth company.”

In this Offering Circular, the term “House Hack” or “the company” refers to House Hack, Inc.

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY.  THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT.  WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.  THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

This Summary highlights information contained elsewhere in this Offering Circular and does not contain all the information that you should consider in making your investment decision. Before investing in the common stock, you should carefully read this entire Offering Circular, including our financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

House Hack, Inc. was incorporated in the State of Wyoming on June 22, 2022. The company began operating in 2023. The company has been formed primarily to democratize access to real estate investments by first acquiring, renovating, leasing (both short, medium, and long-term rentals), managing, operating, selectively leveraging, and opportunistically selling, directly or through subsidiaries, single-family residential rental (“SFRs”) and on a more limited basis, multi-family rental (“MFRs”) properties in the United States. The company intends to focus its investments in SFRs and MFRs in various states and to establish a local presence in each of those markets. In addition, the company, may opportunistically invest in other types of real estate assets. Initially, our strategy is to enter three to five markets within the United States that are yet to be identified. The company currently does not intend to “flip” properties in the traditional sense of buying, renovating, and selling them. Instead, the company intends to retain the management of all properties it buys but may selectively sell them while retaining property-management and asset-management over them. In addition, to relying on information from the market and other traditional tools, the company intends to leverage artificial intelligence and machine learning to aid in the acquisition, management, and disposition of real estate. To date, the company has its own proprietary tool, the “wedge finder” to help locate real estate, which uses machine learning to understand the preferences of our founder in the selection of real estate assets. The “wedge finder” aims to identify distressed properties (“wedge properties”) which the company believes would indicate that such properties would sell for less than market value. We operate under the direction of our officers and Board of Directors (the “Board”), the members of which are accountable to us and our stockholders. Our officers and Board of Directors will manage the acquisition and dispositions of our properties. Although our intention is to primarily acquire SFRs and on a more limited basis MFRs properties, the Board may use discretionary authority to decide which types of real estate may be acquired including commercial and raw land.

The Current Offering

Securities offered	Up to 75,000,000 shares ($75,000,000) of Non-Voting Common Stock, par value, $0.0001 (the “Shares”) to be acquired pursuant to a subscription agreement are being offered on a “best efforts” basis.

Price Per Security	$1.00 per Share

Minimum Investment	$10,000. The company reserves the right to accept subscriptions for lesser amounts in its sole discretion.

Use of Proceeds	The net proceeds of this offering will be used primarily to cover the start of corporate operations including but not limited to acquisitions, renovations, software development, and talent acquisition/retention. The details of our plans are set forth in our “Use of Proceeds” section.

Risk Factors	The Shares offered hereby are highly speculative and involve a high degree of risk. Prospective investors should carefully review the “Risk Factors set out on page 10.

Implications of Being an Emerging Growth company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We were formed on June 22, 2022, and commenced operations in January of 2023; and have had limited operations to date, which makes an evaluation of us extremely difficult.

•	There are doubts about our ability to continue as a going concern.

•	There is competition for Kevin Paffrath’s time among the company and his other business ventures.

•	If the company fails to retain Kevin Paffrath, the CEO of the company, or its key personnel, the company may not be able to achieve its anticipated level of growth and its business could suffer.

•	Our businesses depend on our strong reputation and the value of the Paffrath brand.

•	You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a shareholder.

•	There is a risk that you may not receive distributions at all, or that distributions may not grow over time.

•	Real estate investments have inherent risks.

•	A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our operations.

•	We intend to invest in real estate, which is generally illiquid as an asset class. Real estate investments are not as liquid as other types of assets.

•	The company’s success will depend upon the acquisition of real estate, and the company may be unable to consummate acquisitions or dispositions on advantageous terms, and the acquired properties may not perform as the company expects.

•	There is no minimum offering amount, and the Maximum Amount may not be raised.

•	Management may have interests that diverge from the interests of holders of Common Stock.

•	Management has discretion on how to use the proceeds.

•	The offering price for our Shares was arbitrarily determined and may not accurately represent the current value of our assets at any particular time. Therefore, the purchase price you pay for shares of our Common Stock may be higher than the value of our assets per share of our Common Stock at the time of your purchase.

•	Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment

•	We do not set aside funds in a sinking fund to pay distributions, so you must rely on our revenues from operations and other sources of funding for distributions.

•	An investment in the Shares is highly illiquid. You may never be able to sell or otherwise dispose of your Shares.

•	There is no current market for the Shares.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

RISKS RELATED TO OUR STRUCTURE AND ORGANIZATION

We were formed on June 22, 2022, and commenced operations in January of 2023; and have had limited operations to date, which makes an evaluation of us extremely difficult. At this stage of our business operations, even with our good faith efforts, we may never become profitable or generate any significant amount of revenues, thus potential investors have a possibility of losing their investment. Our operations to date primarily related to organizational and start-up activities and business plan development, and we have yet to acquire any property. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, availability of properties for purchase, the level of our competition and our ability to attract and maintain key management and employees.

There are doubts about our ability to continue as a going concern. The company is a development stage enterprise and has not commenced planned principal operations. The company has no revenue for the period from June 22, 2022 (inception) until December 31, 2022. This factor raises substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

There is competition for Kevin Paffrath’s time among the company and his other business ventures. Currently, Kevin Paffrath is the founder, director, CEO, and President of House Hack, Inc. and he also is the CEO and President of The Paffrath Organization, dba Meet Kevin; and Plato’s Philosophy, LLC, dba StockHack. The Paffrath Organization provides entertainment/financial content on YouTube, Twitter, Instagram, and TikTok. Social media viewers have the opportunity to purchase financial education courses which are offered to users of social media platforms. Plato’s Philosophy, LLC is a SEC registered investment advisor, is an advisor to a managed exchange-traded fund, and may other sell financial products. Other activities that may substantially compete for Kevin’s time, currently or in the future include, but are not limited to:

•	Pursuing political aspirations, including running for a political office;

•	Acting as Series 65 Registered Investment Advisor for other investment-related businesses;

•	Obtaining other Federal and State licenses or certifications, such as real estate licenses;

•	Coaching calls or events; and

•	Creating courses or social media content, some of which may involve House Hack, inc. properties.

Kevin Paffrath expects to continue acting in such capacity for The Paffrath Organization, as well as to continue exploring other business ventures. It is foreseeable that at certain times the various businesses and potential opportunities will be competing for Kevin’s time, which may have a material, negative impact on the company and your investment.

If the company fails to retain Kevin Paffrath, the CEO of the company, or its key personnel, the company may not be able to achieve its anticipated level of growth and its business could suffer. The company’s future depends, in part, its ability to attract and retain key personnel. Its future also depends on the continued contributions of Kevin Paffrath. Kevin implemented the company’s strategy to identify and invest in SFRs and MFRs. Kevin is critical to the management of the company and the company’s business and operations and the development of its strategic direction. The loss of the services of Kevin would involve significant time and expense and may significantly delay or prevent the achievement of the company’s business objectives.

Our businesses depend on our strong reputation and the value of the Paffrath brand. The company believes that the Paffrath brand name symbolizes expertise in the real-estate and investment market, reliability, and efficiency, and is one of our most important and valuable assets. The Paffrath brand name and its corporate reputation are significant sales and marketing tools, and we devote substantial resources to promoting and protecting them. Adverse publicity (whether or not justified) relating to activities by our associates, contractors, or agents, such as accidents, customer service mishaps or noncompliance with laws, could tarnish our reputation and reduce the value of our brand. With the increased use of social media outlets such as YouTube, Facebook and Twitter, adverse publicity can be disseminated quickly and broadly, making it increasingly difficult for us to effectively respond. Damage to our reputation and loss of brand equity could reduce demand for our services and thus have an adverse effect on our financial condition, liquidity, and results of operations, as well as require additional resources to rebuild our reputation and restore the value of our brand.

Kevin Paffrath is subject to a class action lawsuit by former FTX consumers who may continue to bring actions for the alleged promotion, assistance and/or participation in the offer and sale of unregistered securities. On March 15, 2023, Kevin Paffrath and other media influencers became parties (“Defendants”) to a class action suit filed in the United States District Court in the Southern District of Florida (Miami Division) by a class action investor in connection with the Chapter 11 bankruptcy filings of cryptocurrency exchange FTX Trading Ltd. (“FTX”) and West Realm Shires Services Inc. (“West Realm”). The complaint alleges the Defendants promoted, assisted, and/or actively participated in the offer and sale of unregistered securities by FTX and West Realm, as well as violations of the Florida Securities and Investor Protection Act, the Florida Deceptive and Unfair Trade Practices Act, and Civil Conspiracy. Mr. Paffrath has retained outside counsel specifically for this matter. On June 5, 2023 Mr. Paffrath and his counsel have negotiated a settlement agreement with the plaintiffs; however this agreement is subject to execution and judicial approval and may not occur. The class action suit could divert the attention of Mr. Paffrath as well as continue to negatively impact the Paffrath brand, either on of which could have a material adverse effect on our business, results of operations, financial condition, and prospects.

If Kevin Paffrath establishes additional other investment opportunities in the future, there may be conflicts of interests among the various real estate offerings and other programs, which may result in opportunities that would benefit our company being allocated to the other offerings. While Kevin Paffrath does not presently expect to establish and/or sponsor additional real estate offerings and other programs, including offerings that will originate, acquire, or invest in commercial real estate equity investments and other select real estate-related assets, it is possible that Kevin Paffrath might do so.  Our team of real estate professionals must determine which investment opportunities to recommend to us and other entities.  If House Hack, Inc. is successful, Kevin may seek the opportunity to create additional fund ventures which may compete for similar properties, and reduce fundraising for House Hack, Inc.

These additional investment opportunities may have investment criteria that compete with us. If a sale, financing, investment, or other business opportunity would be suitable for more than one investment opportunity, Kevin Paffrath may allocate funding to these opportunities using his business judgment. Any allocation of this type may involve the consideration of several factors that our team determine to be relevant. Except under any policies that may be adopted by us, no property or any investment opportunity will have any duty, responsibility, or obligation to refrain from:

•	engaging in the same or similar activities or lines of business as any other investment opportunity;

•	doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any investment opportunity;

•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of any investment opportunity;

•	establishing material commercial relationships with another investment opportunity; or

•	making operational and financial decisions that could be detrimental to another investment opportunity.

In addition, any decisions by our management to renew, extend, modify, or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit one investment opportunity more than another or limit or impair the ability of any investment opportunity to pursue business opportunities. In addition, third parties may require as a condition to their arrangements or agreements with or related to any one particular investment opportunity that such arrangements or agreements include or not include another investment opportunity. Any of these decisions may benefit one investment opportunity more than another.

The prior performance of The Paffrath Organization and Kevin Paffrath may not predict our future results, and you will not benefit from his other business ventures. You should not assume that our performance will be like the past performance of The Paffrath Organization and/or Kevin Paffrath. Our limited operating history significantly increases the risk and uncertainty you face in making an investment in our Shares.

House Hack receives no direct financial benefit from Kevin Paffrath making videos or selling courses related to real estate or his other business ventures, which may overlap with House Hack, inc. and its strategies. While House Hack believes investors may indirectly benefit from Kevin’s relationships, events, social media, and marketing to potentially enable House Hack to advertise at a lower cost, to acquire deals at a lower cost, or otherwise benefit from these activities, there can be no assurances that such benefits can or will be realized.

Kevin Paffrath, our founder, CEO and President has control over all stockholder decisions because he controls all of our voting shares. We are selling Non-Voting Common Stock in this offering. Our Voting Common Stock are the only securities of the company that possess voting powers and management rights of our company. As the only holder of shares of our Voting Common Stock, Kevin Paffrath, our founder, CEO and President will be able to exercise sole voting power and management rights of the company. As a result, Mr. Paffrath can control the outcome of all matters submitted to our stockholders for approval, including the election, removal, and replacement of our Board of Directors and any merger, consolidation, or sale of all or substantially all of our assets. As a holder of our Non-Voting Common Stock, you will not have a say in these decisions.

You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a shareholder. Our Board of Directors determines our major policies, including our policies regarding financing, growth and debt capitalization. Our Board may amend or revise these and other policies without a vote of the shareholders. Our Board broad discretion in setting policies and our Members’ inability to exert control over those policies increases the uncertainty and risks you face as a Member.

Our Board of Directors may, but is not required to, establish investment guidelines. Under any established guidelines the company can invest in any investments so long as such investments are consistent with the investment guidelines and our charter. The officers and Board of Directors will implement on our behalf the strategies and discretionary approaches it believes from time to time may be best suited to prevailing market conditions in furtherance of that purpose, subject to the limitations of investment guidelines. There can be no assurance that the officers and Board of Directors will be successful in implementing any particular strategy or discretionary approach to our investment activities.

There is a risk that you may not receive distributions at all, or that distributions may not grow over time. We are only able to make distributions from legally available assets and we have not established a minimum distribution payment level and the amount of our distributions will vary over time. Our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this Offering Circular. All distributions will be made at the discretion of our Board and Directors and will depend on our earnings, our financial condition, and other factors that our Board of Directors may deem to be relevant from time to time. Among the factors that could adversely affect our results of operations and impair our ability to pay distributions to our limited partners are:

•	the profitability of the investment of the net proceeds of this offering;

•	our ability to make profitable reinvestments;

•	interest charges or other expenses that reduce our cash flow;

•	defaults in our asset portfolio or other decreases in the value of our portfolio; and

•	the fact that anticipated operating expense levels may not be accurate and actual expense results are higher than estimates.

A change in any one of these factors could affect our ability to make distributions. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions.

We may pay some of our distributions from sources other than cash flow from operations, including borrowings, proceeds from asset sales or the sale of our securities in this or future offerings, which may reduce the amount of capital we ultimately invest in real estate and may negatively impact the value of your investment in our Common Stock. To the extent that cash flow from operations is insufficient to fully cover our distributions to our stockholders, we may pay some of our distributions from sources other than cash flow from operations. Such sources may include borrowings, proceeds from asset sales or the sale of our securities in this or future offerings. Except as may be limited under Wyoming corporate law, we have no limits on the amounts we may pay from sources other than cash flow from operations. The payment of distributions from sources other than cash provided by operating activities may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds. This may negatively impact the value of your investment in our Common Stock.

Because we may pay distributions from sources other than our cash flow from operations, distributions at any point in time may not reflect the current performance of our properties or our current operating cash flows. Our organizational documents permit us to make distributions from any source, including the sources described in the risk factor above. Because the amount we pay out in distributions may exceed our earnings and our cash flow from operations, distributions may not reflect the current performance of our properties or our current operating cash flows.

All of the factors described above could adversely impact our ability to implement our business strategy and make distributions to our investors and could decrease the value of an investment in us.

We may not be successful in availing ourselves of the Investment Company Act exclusion, and even if we are successful, the exclusion would impose limits on our operations, which could adversely affect our operations. We intend to conduct our operations so that neither we nor any subsidiaries we establish will be required to register as an investment company under the Investment Company Act. We anticipate that we will hold real estate and real estate-related assets described below.

We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as investment companies under the Investment Company Act. A person will generally be deemed to be an “investment company” for purposes of the Investment Company Act if, absent an available exception or exemption, it (i) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or (ii) owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

If, however, our operations are conducted in such a manner so as to cause us to fall within the definition of an “investment company” under the Investment Company Act, we intend to rely on an exclusion from the definition of investment company provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act as interpreted by the staff of the SEC, requires us to invest at least 55% of our assets in mortgages and other liens on, and interests in, real estate, including fee interests, leasehold interests in real estate and promissory notes fully secured by mortgages solely on real estate, or qualifying real estate assets, and at least 80% of our assets in qualifying real estate assets plus real estate related assets.

To classify the assets held by us or any of our subsidiaries as qualifying real estate assets or real estate-related assets, we will rely on no-action letters and other guidance published by the staff of the SEC regarding those kinds of assets, as well as upon our analyses (in consultation with outside counsel) of guidance published with respect to other types of assets. There can be no assurance that the laws and regulations governing the Investment company Act status of companies similar to ours, or the guidance from the SEC or its staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations. To the extent that the staff of the SEC provides more specific guidance regarding any of the matters bearing upon our exclusion from the need to register or exclusion under the Investment company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the staff of the SEC could further inhibit our ability to pursue the strategies that we have chosen.

Although we will monitor our holdings and income in an effort to comply with Section 3(c)(5)(C) and related guidance, there can be no assurance that we will be able to remain in compliance or to maintain our exclusion from registration. If we are required to adjust our strategy, our ability to make certain investments could be limited or we could be required to sell assets in a manner, at a price or at a time that we otherwise would not have chosen. This could negatively affect the value of our Common Stock, the sustainability of our business model and our ability to make distributions.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

•	limitations on capital structure;
•	restrictions on specified investments;

•	restrictions on leverage or senior securities;
•	restrictions on unsecured borrowings;
•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell any real estate assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to pay distributions to our stockholders could be materially adversely affected.

A cybersecurity incident and other technology disruptions could negatively impact our business, our relationships, and our reputation. We use computers in substantially all aspects of our business operations. We also use mobile devices, social networking, and other online activities to connect with our employees, suppliers, and our residents. Such uses give rise to cybersecurity risks, including security breach, espionage, system disruption, theft, and inadvertent release of information. Our business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property, including residents’ personal information, private information about employees, and financial and strategic information about us. As our reliance on technology increases, so have the risks posed to our systems, both internal and those we have outsourced to third party service providers. In addition, information security risks have generally increased in recent years due to the rise in new technologies and the increased sophistication and activities of perpetrators of cyberattacks. The theft, destruction, loss, misappropriation or release of sensitive and/or confidential information or intellectual property, or interference with our information technology systems or the technology systems of third-parties on which we rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of residents, potential liability and competitive disadvantage, any of which could result in a material adverse effect on financial condition or results of operations. Some smaller banks or credit unions House Hack may use may also lack certain cyber-policy tools.

There are significant risks involved in utilizing Data Tools and no assurance can be provided that the usage or reliance on of such Data Tools will enhance our business or assist our business in being more efficient or profitable. We intend to utilize our proprietary “wedge finder” artificial intelligence, machine learning, data analytics and similar tools that collect, aggregate and analyze data (collectively, “Data Tools”) in connection with our business. There are significant risks involved in utilizing Data Tools and no assurance can be provided that the usage or reliance on of such Data Tools will enhance our business or assist our business in being more efficient or profitable. Data Tools may have errors or inadequacies that are not easily detectable. For example, certain Data Tools may utilize historical market or sector data in their analytics. To the extent that such historical data is not indicative of the current or future conditions in the applicable market or sector, or the Data Tools fail to filter biases in the underlying data or collection methods, the usage of Data Tools may lead us to make determinations on behalf of our business, including potentially purchase and sale decisions, that may have an adverse effect. Data Tools may also be subject to data herding and interconnectedness (i.e., multiple market participants utilizing the same data), which may adversely impact our business.

RISKS RELATED TO REAL ESTATE AND OUR REAL ESTATE BUSINESS

Real estate investments have inherent risks. Local market conditions may significantly affect occupancy and rental rates, which may have a material adverse effect on your investment. Other risks include: unfavorable trends in the national, regional or local economy, including changes in interest rates or the availability of financing as well as plant closings, industry slowdowns, a decline in household formation or employment (or lack of employment growth), conditions that could cause an increase in the operating expenses of a property (such as increases in property taxes, utilities, property management fees and routine maintenance), and other factors affecting the local economy; adverse changes in local real estate market conditions, such as a reduction in demand for (or an oversupply of) residential rental properties or increased competition; construction or physical defects in a property that could affect market value or cause us to make unexpected expenditures for repairs and maintenance; adverse use of adjacent or neighboring real estate; changes in real property tax rates and assessments, zoning laws or regulatory restrictions, including rent control or rent stabilization laws or other laws regulating similar properties that could limit our ability to increase rents or sell a property or properties, as applicable; or damage to or destruction of a property, or other catastrophic or uninsurable losses.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our operations. Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. An economic slowdown or recession, in addition to other non-economic factors such as an excess supply of properties, could have a material negative impact on the values of both commercial real estate and residential real estate properties. Declining real estate values will likely reduce our level of new mortgage loan originations, since borrowers often use increases in the value of their existing properties to support the purchase or investment in additional properties. Borrowers may also be less able to pay principal and interest on our loans if the real estate economy weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to you.

We intend to invest in real estate, which is generally illiquid as an asset class. Real estate investments are not as liquid as other types of assets. Because real estate investments are relatively illiquid, the company’s ability to promptly sell one or more properties or investments in its portfolio in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. The company may be unable to realize its investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy.

The company’s success will depend upon the acquisition of real estate, and the company may be unable to consummate acquisitions or dispositions on advantageous terms, and the acquired properties may not perform as the company expects. The company intends to acquire and sell real estate assets. The acquisition of real estate entails various risks, including the risks that the company’s real estate assets may not perform as they expect, that the company may be unable to integrate assets quickly and efficiently into its existing operations and that the company’s cost estimates for the lease and/or sale of a property may prove inaccurate.

The company will have to conduct its own due diligence on potential investment properties. There is generally limited publicly available information about real properties, and the company must therefore rely on due diligence conducted by the company and/or its affiliates. Should the company’s or its affiliates’ pre-acquisition evaluation of the physical condition of each new investment fail to detect certain defects or necessary repairs, the total investment cost could be significantly higher than expected. Furthermore, should the company’s estimates regarding the current or anticipated occupancy rate and rate payments end up being too high (e.g., from rental rate caps, limits on subsidized rents or limits on eviction), or the estimates on the costs of maintenance and/or improving an acquired property prove too low, its assumptions regarding the current or anticipated occupancy rate and rate payments end up being too high, or its estimates of the time required to develop or achieve occupancy prove too optimistic, the profitability of the investment may be adversely affected.

Valuations and appraisals of our properties, real estate-related assets and real estate-related liabilities are estimates of value and may not necessarily correspond to realizable value. The valuation methodologies used to value our properties and certain real estate-related assets involve subjective judgments regarding such factors as comparable sales, rental revenue and operating expense data, known contingencies, the capitalization or discount rate, and projections of future rent and expenses based on appropriate analysis. As a result, valuations and appraisals of our properties, real estate-related assets and real estate related liabilities are only estimates of current market value. Ultimate realization of the value of an asset or liability depends to a great extent on economic and other conditions beyond our control and the control of other parties involved in the valuation of our assets and liabilities. Further, these valuations may not necessarily represent the price at which an asset or liability would sell, because market prices of assets and liabilities can only be determined by negotiation between a willing buyer and seller. Therefore, the valuations of our properties, our investments in real estate-related assets and our liabilities may not correspond to the timely realizable value upon a sale of those assets and liabilities.

We caution you not to place undue reliance on any of these metrics because they are based solely on our estimates, using data available to us in our underwriting and analytical processes. The actual results of a property or properties, as applicable, or the sales price of a Share may differ substantially from estimates and target metrics due to numerous factors, including failure of a tenant to pay rent, unexpected evictions, or any increase in expenses or loan fees or negative corporate events, among other things. Any appreciation in value in a property or properties, as applicable, or in a share of Common Stock may not occur to the extent estimated or may not occur at all or the value of a property or properties, as applicable, or a share of Common Stock, may depreciate. No assurance can be provided that we will achieve the targets we have estimated for any property or properties, as applicable, or a share of Common Stock.

If we overestimate the value or income-producing ability or incorrectly price the risks of our investments, we may experience losses. Analysis of the value or income-producing ability of a property is highly subjective and may be subject to error. Our company values our potential investments based on yields and risks, taking into account estimated future losses on select real estate equity investments, and the estimated impact of these losses on expected future cash flows and returns. In the event that we underestimate the risks relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

The failure of our properties to generate positive cash flow or to sufficiently appreciate in value would most likely preclude our stockholders from realizing an attractive return, or any return, on their Common Stock ownership. There is no assurance that our real estate investments will appreciate in value or will ever be sold at a profit. The marketability and value of the properties will depend upon many factors beyond the control of our management. There is no assurance that there will be a ready market for the properties, since investments in real property are generally illiquid. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by it, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Moreover, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure any person that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lockout provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These lockout provisions would restrict our ability to sell a property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and operating results.

We may not have control over costs arising from rehabilitation of properties. We may elect to acquire properties which may require rehabilitation, although we do not intend on acquiring properties that require extensive rehabilitation. Nonetheless, we may acquire affordable properties that we will rehabilitate and convert to market rate properties. Consequently, we may retain independent general contractors to perform the actual physical rehabilitation and/or construction work and will be subject to risks in connection with a contractor’s ability to control rehabilitation and/or construction costs, the timing of completion of rehabilitation and/or construction, and a contractor’s ability to build in conformity with plans and specification.

Maintaining a property in good condition is costly. As described in this Offering Circular, it is expected that the properties will be rented to third-party tenants. Tenants may not have the same interest as an owner in maintaining a property and its contents and do not participate in any appreciation in the value of the property. Accordingly, tenants may damage a property and its contents, and may not be forthright in reporting damages or amenable to repairing them completely or at all. A property may need repairs and/or improvements after each tenant vacates the premises, the costs of which may exceed any security deposit provided by the tenant when the property was originally leased or rented.

We may be required to expend a substantial amount to maintain, renovate or refurbish a property. Failure to do so may materially impair the property’s ability to generate cash flow. Additionally, the effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that a property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property. Even if a tenant does not mistreat a property, needed repairs due to ordinary course wear and tear, general maintenance and general capital expenditure costs could also require significant expenditures.

We may not be able to lease or otherwise monetize the properties we acquire as anticipated. The success of the company’s properties will be largely dependent upon the ability of the members of Management to monetize our investments. In the context of leasing properties we acquire, we will be dependent on the members of Management and/or its leasing and rental agents (whether or not such leasing and rental agents are affiliates of members of Management) to timely lease the properties on favorable terms. A property may incur a vacancy either by the continued default of tenants under leases, the expiration of a lease or the termination by the tenant of a lease. The company may be unable to renew leases or relet space and if such vacancies continue for a long period of time, the company may suffer reduced revenues resulting in less cash available for distribution to you. In addition, because a property’s market value depends principally upon the value of the property’s current and future leases, the resale value of properties with high or prolonged vacancies could suffer, which could further reduce or eliminate any return on your investment. In the context of investments where we acquire (or have acquired) ownership in joint-ventures and/or special-purpose vehicles that own real-estate, we will be dependent on the ability of the managers of those vehicles to monetize real estate owned by the vehicle – and we may have little to no control over how those assets are managed. Finally, for properties that we intend to sell outright, we may not be able to sell those properties on favorable terms, or at all.

Tenant defaults could negatively impact our expected revenues. At any time, any of the company’s tenants may fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. Tenant defaults may adversely affect the property value of the company’s investments and the company’s distributable cash flow. Property values and the company’s distributable cash flow would be adversely affected if tenants are unable to meet their obligations to the company. In the event of default by tenants, the company may experience delays and incur substantial costs in enforcing the company’s rights as landlord. Upon a default, the company may not be able to relet the space or to relet the space on terms that are as favorable to the company as the defaulted lease, which could adversely affect the company’s financial results. Further, a tenant may elect to remain in a property after defaulting on the terms of their lease, and the company may need to take legal and other actions in order to prepare the property to be relet.

The failure of property managers to perform effectively may materially adversely affect your investment. We may enter into agreements with parties to provide property management services, including leasing, renovation and maintenance, with respect to the property owned by us. Selecting, managing, and supervising these property managers requires significant management resources and expertise. Property management may be or may become an affiliate of members of Management.

The income generated by properties depends on the ability of the applicable property managers to successfully manage these properties, which is a complex task. Although Management has various rights pursuant to the applicable property management agreements, it relies upon property managers’ personnel, expertise, technical resources and information systems, compliance procedures and programs, proprietary information, good faith and judgment to manage properties efficiently and effectively. The property managers are responsible for setting the qualifications for tenants to rent properties, which may include income thresholds, residency history checks, credit score thresholds, credit delinquency history, criminal background checks, and requirements for any pets. Different property managers and/or different investment locales may have differing tenant requirements, which could affect the property manager’s ability to attract and retain tenants and the risk involved with any tenant.

Management also relies on property managers to set appropriate resident fees, to provide accurate property-level financial results for properties in a timely manner and to otherwise operate properties in compliance with the terms of the applicable property management agreements and all applicable laws and regulations. The company has various rights, acting on our behalf, under the property management agreements, including various rights to set budget guidelines and to terminate and exercise remedies under those agreements as provided therein. A failure to effectively manage property operating expense, including, without limitation, labor costs and resident referral fees, or significant changes in property managers’ ability to manage properties efficiently and effectively, could adversely affect the income from properties and have a material adverse effect on your investment.

If any applicable property manager resigns from its role or is terminated, no assurance can be given that any replacement property manager could be retained for fees similar to the prior property manager. Any failure, inability, or unwillingness on the part of our property managers to satisfy their respective obligations under our management agreements could have a material adverse effect on the properties and distributions to stockholders.

We make no representation or warranty as to the skills of any present or future property managers, including our affiliates, employees, or subsidiaries. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Third-party property managers may manage other residential properties, which may result in certain conflicts of interest that could have an adverse effect on the value of the Shares. The property managers are entitled to manage residential properties owned by others. The property managers may develop expertise, systems, and relationships with third parties with respect to the acquisition, management, and leasing of residential properties in our target markets. If a property manager or one of its affiliates were to manage other residential assets in the future, it may leverage the expertise and skills garnered as our property manager to compete directly with us for acquisition opportunities, financing opportunities, tenants and in other aspects of our business, which could have an adverse effect on our business. Any property manager will not have any fiduciary duties to us and there is no assurance that any conflicts of interest will be resolved in favor of us or our stockholders.

In contrast to many other real estate investment vehicles owning more traditional real estate asset classes or real estate-related securities portfolios, we believe that the success of our business will require a significantly higher level of hands-on day-to-day attention from the applicable property manager. If the applicable property manager or its affiliates were to manage other residential assets in the future, they will have less time available to devote to our business and may be unable to effectively allocate their time and other resources among multiple portfolios. Accordingly, the quality of services provided to us by the applicable property manager could decline, which could adversely impact all aspects of our business, including funds distributable on shares of Common Stock and including our growth prospects, tenant retention, occupancy and/or our operating results, which will impact the value of shares of our Common Stock.

Increasing property taxes, HOA fees, and insurance costs may negatively affect results of properties. Property taxes and the costs of insuring the applicable property is a significant component of our expenses. Properties are subject to real and personal property taxes that may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. Short-term rental revenue or other revenue in general may also be subject to special, local city-license taxes. We are responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, expenses will increase. Some states impose tenancy tax that may be passed on to renters in the form of an additional charge to monthly rent. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale.

In addition, a portion of the properties are expected to be located within HOAs and will be subject to HOA rules and regulations. HOAs have the power to increase monthly charges and make assessments for capital improvements and common area repairs and maintenance. Property taxes, HOA fees, and insurance premiums are subject to significant increases, which may be outside of our control. If the costs associated with property taxes, HOA fees and assessments, or insurance rise significantly and the property manager is unable to increase rental rates due to market conditions, rent control laws or other regulations to offset such increases, your investment could be materially adversely affected.

Some of our properties are expected to be part of HOAs and House Hack and tenants will be subject to the rules and regulations of such HOAs, which are subject to change, and which may be arbitrary or restrictive, and violations of such rules may subject us to additional fees and penalties and litigation with such HOAs, which would be costly. Some of the properties may be located within HOAs, which are private entities that regulate the activities of owners and occupants of, and levy assessments on, properties in a residential subdivision. The HOAs may from time to time enact onerous or arbitrary rules that restrict the property manager’s ability to restore, market, lease, or operate the properties or require it to restore or maintain such properties. Some HOAs impose limits on the number of property owners who may lease their homes, which, if met or exceeded, would cause us to incur additional costs to sell the property and opportunity costs from lost rental income. Furthermore, the property may have tenants who violate HOA rules and incur fines for which we may be liable as the property owner and for which we may not be able to obtain reimbursement from the tenant. Additionally, the governing bodies of the HOAs in which a property is located may not make important disclosures about the community or may block the property manager’s access to HOA records, initiate litigation, restrict our ability to sell the property, impose assessments, or arbitrarily change the HOA rules. Further, several states have enacted laws that provide that a lien for unpaid monies owed to an HOA may be senior to or extinguish mortgage liens on properties. Such actions, if not cured, may give rise to events of default under any indebtedness related to the property.

The company may be unable to sell a property if / when it decides to do so, including as a result of uncertain market conditions, which could adversely affect the return on an investment in the company. The company’s ability to dispose of properties on advantageous terms depends on factors beyond the company’s control, including competition from other sellers and the availability of attractive financing for potential buyers of the properties the company acquires. The company cannot predict the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of the properties the company acquires; it cannot assure its stockholders that the company will be able to sell such properties at a profit in the future. Accordingly, the extent to which the company’s stockholders will receive cash distributions and realize potential appreciation on its real estate investments will be dependent upon fluctuating market conditions. Furthermore, the company may be required to expend funds to correct defects or to make improvements before a property can be sold. The company cannot assure its stockholders that it will have funds available to correct such defects or to make such improvements. In acquiring a property, the company may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict the company’s ability to sell a property.

If we sell a property by providing financing to the purchaser, we will bear the risk of default by the purchaser, which could delay or reduce the distributions available to our shareholders. If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash; however, in some instances, we may sell our properties by providing financing to purchasers. When we provide financing to a purchaser, we bear the risk that the purchaser may default, which could reduce our cash distributions to shareholders. Even in the absence of a purchaser default, the distribution of the proceeds of the sale to our shareholders, or the reinvestment of the proceeds in other assets, will be delayed until the promissory note or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed.

The company will be subject to risks related to the geographic location of the property it acquires. The company intends to acquire, lease, and sell real estate assets. If the SFR and MFR real estate markets or general economic conditions in this geographic area decline, the company may experience a greater rate of default by tenants on their leases with respect to properties in these areas and the value of the properties in these areas could decline. Any of these events could materially adversely affect the company’s business, financial condition or results of operations.

Competition for real estate investments may increase our costs and reduce returns, if any. The company will experience competition for real property investments from individuals, corporations, and bank and insurance company investment accounts, as well as other real estate limited partnerships, real estate investment funds, commercial developers, pension plans, other institutional and foreign investors and other entities engaged in real estate investment activities. The company will compete against other potential purchasers of properties of high-quality commercial properties leased to credit-worthy tenants and residential properties and, as a result of the weakened U.S. economy, there is greater competition for the properties of the type in which the company will invest. Some of these competing entities may have greater financial and other resources allowing them to compete more effectively. This competition may result in the company paying higher prices to acquire properties than it otherwise would, or the company may be unable to acquire properties that it believes meet its investment objectives and are otherwise desirable investments.

In addition, the company’s properties may be located close to properties that are owned by other real estate investors and that compete with the company for tenants. These competing properties may be better located and more suitable for desirable tenants than the company’s properties, resulting in a competitive advantage for these other properties. This competition may limit the company’s ability to lease space, increase its costs of securing tenants, limit its ability to charge rents and/or require it to make capital improvements it otherwise might not make to its properties. As a result, the company may suffer reduced cash flow with a decrease in distributions it may be able to make to Investors.

We may incur significant costs complying with laws, regulations and covenants that are applicable to our properties and operations. Our properties are and will be subject to various covenants and federal, state, local and foreign laws and regulatory requirements, including, without limitation, permitting and licensing requirements. Such laws and regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, may restrict our use of our properties, and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Local permitting laws can be complicated and difficult to apply so as to determine when and what permits might be required for certain renovations. House Hack will be relying on property manager’s and other local contractor’s judgment as to the need for permits.  If their judgments are not correct, House Hack may be required to obtain permits, cure code violations, and pay fines or other costs if enforcement actions are subsequently brought by local authorities. Compliance with such laws and regulations may also involve judgments by House Hack and local authorities may determine that House Hack failed to comply fully with such laws and regulations. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup, electrical, plumbing, mechanical, structural, hazardous material abatement requirements or accessibility of our properties, such as those required by the Americans with Disabilities Act. Existing laws and regulations may adversely affect us, the timing or cost of our future acquisitions or renovations may be uncertain, and additional regulations may be adopted that increase such delays or result in additional costs. Our failure to obtain required permits, licenses and zoning relief or to comply with applicable laws could, among other things, result in monetary fines, private litigation and have a material adverse effect on our business, financial condition and results of operations. Evolving regulations could impose additional restrictions and fees that could impact overall returns.

Potential company liability for environmental matters could adversely affect our financial condition. Although we intend to subject our residential properties to an environmental assessment prior to acquisition, we may not be made aware of all the environmental liabilities associated with a property prior to its purchase. There may be hidden environmental hazards that may not be discovered prior to acquisition. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral. Various federal, state and local environmental laws impose responsibilities on an owner or operator of real estate and subject those persons to potential joint and several liabilities. Typical provisions of those laws include:

•	responsibility and liability for the costs of investigation, removal, or remediation of hazardous substances released on or in real property, generally without regard to knowledge of or responsibility for the presence of the contaminants;
•	liability for claims by third parties based on damages to natural resources or property, personal injuries, or costs of removal or remediation of hazardous or toxic substances in, on, or migrating from our property;
•	responsibility for managing asbestos-containing building materials, and third-party claims for exposure to those materials; and
•	environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures.

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to protection and human health and safety. Some of these laws and regulations may impose joint and several liability on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such real property. These environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability.

Additionally, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties, may affect our properties. There are also various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of our properties, we may be exposed to these costs in connection with such regulations. The cost of defending against environmental claims, any damages or fines we must pay, compliance with environmental regulatory requirements or remediating any contaminated real property could materially and adversely affect our business and results of operations, lower the value of our assets and, consequently, lower the amounts available for distribution to our stockholders.

We may suffer significant losses that are not covered by insurance. The geographic areas in which we invest in properties may be at risk for damage to property due to certain weather-related and environmental events, including such things as severe thunderstorms, flooding, sinkholes, and hurricanes. To the extent possible, the company may but is not required to attempt to acquire insurance against some of these risks. However, such insurance may not be available (or may only be available at cost-prohibitive costs) in all areas, nor are all hazards insurable as some may be deemed acts of God or be subject to other policy exclusions. Furthermore, an insurance company may deny coverage for certain claims, and/or determine that the value of the claim is less than the cost to restore the property, and a lawsuit could have to be initiated to force them to provide coverage, resulting in further losses in income to the company. Additionally, properties may now contain or come to contain mold, which may not be covered by insurance and has been linked to health issues.

We may incur significant indebtedness, which may expose us to the risk of default under our debt obligations, limit our ability to obtain additional financing or affect the value of shares of commons stock. We may incur significant additional debt to finance future property acquisitions. Payments of principal and interest on borrowings may leave us with insufficient cash resources to meet our cash needs or make the distributions to holders of shares of common stock. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to capitalize upon acquisition opportunities or meet operational needs;

•	we may be unable to refinance our indebtedness at maturity or any refinancing terms may be less favorable than the terms of our refinanced indebtedness;

•	increases in interest rates could increase our interest expense for our variable interest rate debt;

•	we may be unable to hedge floating rate debt, counterparties may fail to honor their obligations under any hedge agreements we enter into, such agreements may not effectively hedge interest rate fluctuation risk, and, upon the expiration of any hedge agreements we enter into, we would be exposed to then-existing market rates of interest and future interest rate volatility;

•	we may be forced to dispose of properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•	we may default on our obligations and the lenders or mortgagees may foreclose on properties or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any loan with cross-default provisions could result in a default on other indebtedness.

•	we may plan to mortgage select properties individually or as a portfolio in order to obtain additional funds to expand the overall portfolio owned the company.

RISKS RELATED TO THE OFFERING

There is no minimum offering amount, and the Maximum Amount may not be raised. The offering does not have a minimum offering amount. All subscription payments received for our securities will, upon acceptance of the associated subscription, immediately available for use by the company, subject to the terms of the escrow arrangements described in “Plan of Distribution.” The company is seeking gross proceeds from the offering of up to a maximum of $75,000,000 (the “Maximum Amount”). There can be no assurance that the maximum proceeds from the offering will be raised. If the Maximum Amount is not raised, we will have fewer funds available to purchase properties and diversify our real estate holdings.

Management may have interests that diverge from the interests of holders of Common Stock. We are subject to conflicts of interest arising out of our relationship with management. Management including officers, directors, employees, or personnel, may engage in any business (including acquiring, renovating, leasing, and operating residential properties as rental properties for its own account or for other investment vehicles and investors) and may render services of any kind to any person (other than to us). When rendering services to others, management, and its affiliates, officers, directors, employees, or personnel could make substantial profits as a result of opportunities or management resources allocated to entities or businesses other than us and they may have greater financial incentives tied to the success of such entities or businesses than to us. Such potential conflicts of interest may incentivize our management, officers, employees, or personnel to divert business opportunities to other entities and businesses.

Conflicts of interest will exist to the extent we compete with management for other opportunities. For example, we have entered into a consulting agreement with Snarpezel.com, Inc, which is wholly owned by Bob Carey, a board member and officer of the company. If our interests and those of management, are not aligned, the execution of our business and our results of operations could be adversely affected.

Management has discretion on how to use the proceeds. The net proceeds from this Offering will be used for the purposes described under the “Use of Proceeds” section. The company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the company and its stockholders in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the company will be substantially dependent upon the discretion and judgment of Management with respect to application and allocation of the net proceeds of this Offering. Investors in the Shares offered hereby will be entrusting their funds to the company’s Management, upon whose judgment and discretion the investors must depend.

The offering price for our Shares was arbitrarily determined and may not accurately represent the current value of our assets at any particular time. Therefore, the purchase price you pay for shares of our Common Stock may be higher than the value of our assets per share of our Common Stock at the time of your purchase. The offering price for our Common Stock is fixed and will not vary unless and until our Board of Directors determines to change the offering price. The price for shares of our Common Stock has not been based on appraisals for any assets we may own. Therefore, the price established for each our Common Stock may not accurately represent the current value of our assets per share of our Common Stock at any particular time and may be higher or lower than the actual value of our assets per share at such time. In addition, the price may not be indicative of the price you would receive if you sold your shares or the price you would receive if we were liquidated or dissolved.

We do not set aside funds in a sinking fund to pay distributions, so you must rely on our revenues from operations and other sources of funding for distributions. We do not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to pay distributions on the Shares. Accordingly, you will have to rely on our cash from operations and other sources of liquidity, such as borrowed funds and proceeds from sale of the assets, for distribution payments. Our ability to generate revenues from operations in the future is subject to general economic, financial, competitive, legislative, statutory and other factors that are beyond our control. Moreover, we cannot assure you that we will have access to additional sources of liquidity if our cash from operations are not sufficient to fund distributions to you. Our need for such additional sources may come at undesirable times, such as during poor market or credit conditions when the costs of funds are high and/or other terms are not as favorable as they would be during good market or credit conditions. The cost of financing will directly impact our results of operations, and financing on less than favorable terms may hinder our ability to make a profit. Your right to receive distributions on your Shares is junior to the right of our general creditors to receive payments from us. If we do not have sufficient funds to meet our anticipated future operating expenditures and debt repayment obligations as they become due, then you could lose all or part of your investment. We currently do not have any revenues.

Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment. In the future, we may raise capital through the issuance of additional shares in our company. To the extent we issue additional shares after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your shares.

An investment in the Shares is highly illiquid. You may never be able to sell or otherwise dispose of your Shares. Since there is no public trading market for our Shares, you may never be able to liquidate your investment or otherwise dispose of your Shares. Potential investors should note there is no requirement in our Articles of Incorporation or By-laws or any other corporate documents that would compel us to sell all the properties, and thus, there is a risk that an investor may remain in the company indefinitely. Therefore, you should expect to keep your investment in our Shares indefinitely.

There is no current market for the Shares. There is no formal marketplace for the resale of the Shares. These Shares are illiquid and there will not be an official current price for them, as there would be if the company were a publicly traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment or be able to pledge their shares as collateral. Since the company has not established a trading forum for the Shares, there will be no easy way to know what the Common Stock is “worth” at any time.

Using a credit card to purchase units may impact the return on your investment as well as subject you to other risks inherent in this form of payment. Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the units you buy. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table represents all of the issued and outstanding classes of common stock and warrants as of March 31, 2023, and demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing shareholders. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

					Effective Cash Price
				Total Issued	per Share at Issuance
		Issued	Potential	and Potential	or Potential
	Date Issued	Shares	Shares	Shares	Conversion (1)
Voting Common Stock	2022	1,000,000		1,000,000	$1.00
Non-Voting Common Stock	2022 - 2023	25,096,785		25,096,785	$1.00
Warrants – Common (2)	2022 - 2023		14,557,662	14,557,662	$1.00
Total Common Share Equivalents		26,096,785	14,557,662	40,654,447	$1.00
Investors in Reg A+ offering, assuming full amount raised			75,000,000	75,000,000	$1.00
Total After Inclusion of this Offering		26,096,785	89,557,662	115,654,447	$1.00

(1)	Effective price per share based on amount invested (including amounts received in lieu of payment for products and services and amounts for which we have promissory notes for payment) and divided by shares issued, without deduction for non-cash broker compensation and other offering costs.

(2)	Assumes exercises of all outstanding warrants. The exercise price on all outstanding warrants is $1.00 per share.

Since inception, the officers, directors and affiliated persons of the company have paid an aggregate average price of $1.00 per share of voting Common Stock in comparison to the offering price of $1.00 per share.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options or any stock-based compensation, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2022 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2023 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

Plan of Distribution

The company is offering 75,000,000 shares of Non-Voting Common Stock on “best efforts” basis.

The minimum investment is $10,000; however, the company can reduce this amount in its sole discretion.

The company is not selling the shares through commissioned sales agents or underwriters. The company will use its existing website, www.househack.com, to provide information with respect to the offering.

Initially, our strategy is to enter three to five markets within the United States that are yet to be identified. The company may choose to make the appropriate filings to become an “issuer-dealer” in these states, or to record company officers as agents, in which case it will start to sell in those states. In the event the company makes arrangements with a broker-dealer (including an affiliated broker-dealer) to sell into these or other states, it will file a Supplement to this Offering Circular.

Upon qualification and prior to soliciting, the company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on its househack.com website (the “Website”).

Prospective investors may subscribe for the Shares in this Offering only through the Website. In order to subscribe to purchase Shares, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement, like the one filed as an exhibit to the Offering Statement, of which this Offering Circular is part, and provide funds for its subscription amount in accordance with the instructions provided therein.

We reserve the right to reject any investor’s subscription in whole or in part for any reason. If the Offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

This Offering will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this Offering being qualified by the SEC, or (3) the date at which the Offering is earlier terminated by the company at its sole discretion.

The company may, in its sole discretion, undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the company and the company will issue the Shares to investors. An investor will become an investor of the company, including for tax purposes, and the Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and the company accepts the investor as an investor. Not all investors will receive their Shares on the same date.

Escrow Agent

In lieu of an escrow agent, the company will maintain its own wire-in bank account with J.P. Morgan Chase.

Selling Security Holders

No securities are being sold for the account of security holders. All net proceeds of this Offering will go to the company.

Transfer Agent

The company will use [ ] to maintain our shareholder records.

Process of Subscribing

The company will accept tenders of funds to purchase the Shares.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

To subscribe for the Shares, each prospective investor must:

1.	Go to https://www.househack.com, complete user registration;

2.	Complete profile setup and link a payment account;

3.	Navigate to open prospective offering page, click on the “Subscribe” button; that will open the subscribe panel;

4.	Complete subscribe information and review and sign the subscription agreement;

5.	The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time and is advised to review the Subscription Agreement, along with their counsel, prior to making any final investment decision.

Investors may subscribe by tendering funds by check, wire transfer, ACH transfer, or credit or debit card to an account maintained by the company to accept the investor’s subscription. Investors should note that prior to receipt by company, credit and debit card payments may incur transaction fees charged by the third-party card processing service.

The company has the right to refuse to sell the Shares to any prospective investor or for any reason in its sole discretion, including, without limitation, if such prospective investor does not promptly supply all information requested by the company in connection with such prospective investor subscription. In addition, in the company’s sole discretion, it may establish a limit on the purchase of Shares by particular prospective investors.

Issuance of Shares

At the date of this Offering Circular, the issued and outstanding shares and options of the Company are as follows:

•	25,096,785 shares of Non-Voting Common Stock;

•	14,557,662 warrants to purchase the same number of Non-Voting Common Stock; and

•	1,000,000 shares of Voting Common Stock.

USE OF PROCEEDS

The company estimates that if it sells the maximum amount of $75,000,000 from the sale of Non-Voting Common Stock, the net proceeds to the issuer in this offering will be approximately $74,806,000, after deducting the estimated offering expenses of approximately $194,000 (including payment for marketing, legal and accounting professional fees and other expenses).

The table below shows the net proceeds the company would receive from this offering assuming an offering size of $18.75 million, $37.5 million and $56.25 million, and the intended use of those proceeds. There is no guarantee that we will be successful in selling any of the shares we are offering.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Gross Offering Proceeds	$18,750,000	$37,500,000	$56,250,000	$75,000,000
Less:
Organization and Offering Expenses(2)(3)(4)	$194,000	$194,000	$194,000	$194,000
Net Proceeds from this Offering	$18,556,000	$37,306,000	$56,056,000	$74,806,000
Estimated Amount Available for Investments	$18,556,000	$37,306,000	$56,056,000	$74,806,000

(1)            This is a “best efforts” offering.

(2)            No commissions are expected to be paid from this filing.

(3)            Amount reflected is an estimate. Includes all expenses to be paid by us in connection with the formation of our Company and the qualification of the common shares offering in this offering circular, and the marketing and distribution of shares, including, without limitation, expenses for printing, engraving and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. See “Plan of Distribution.”

(4)            Additionally, any fees incurred for wire, ACH, or credit card fees that are not charged to investors for investing will increase the organization and offering expenses.

The company reserves the right to change the above use of proceeds if management believes it is in the best interest of the company.

The allocation of the net proceeds of the offering set forth above represents the company’s estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the company’s management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of the company’s actual expenditures will depend upon numerous factors, including market conditions, cash generated by the company’s operations (if any), business developments and the rate of the company’s growth. The company may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that the company does not raise the entire amount it is seeking, then the company may attempt to raise additional funds through private offerings of its securities or by borrowing funds. The company does not have any committed sources of financing.

THE COMPANY’S BUSINESS

Company Overview

House Hack, Inc. was incorporated in the State of Wyoming on June 22, 2022. The company has not begun operations. The company has been formed primarily to acquire, renovate, lease (both short, medium, and long-term rentals), manage, operate, selectively leverage, and opportunistically sell, directly or through subsidiaries, single-family residential rental, and on a more limited basis, multi-family rental properties in the United States.  The company intends to focus its investments in SFRs and MFRs in various states and to establish a local presence in each of those markets. In addition, the company, may opportunistically invest in other types of real estate assets. Initially, our strategy is to enter three to five markets within the United States that are yet to be identified. The company currently does not intend to “flip” properties in the traditional sense of buying, renovating, and selling them. Instead, the company intends to retain the management of all properties it buys but may selectively sell them while retaining property-management and asset-management over them.  . In addition, to relying on information from the market and other traditional tools, the company intends to leverage artificial intelligence and machine learning to aid in the acquisition, management, and disposition of real estate. To date, the company has its own proprietary tool to help locate real estate, which uses machine learning to understand the preferences of our founder in the selection of real estate assets. We operate under the direction of our officers and Board, the members of which are accountable to us and our stockholders. Our officers and Board will manage the acquisition and dispositions of our properties. Although our intention is to primarily acquire SFRs and on a more limited basis MFRs properties, the Board may use discretionary authority to decide which types of real estate may be acquired including commercial and raw land.

In traditional SFRs and MFRs investing, there are challenges to build tailored yet diversified SFR and MFR portfolios covering multiple markets to create attractive risk-adjusted long-term returns.

●	It is hard to source and acquire properties remotely (in multiple states). This generally requires strong knowledge of local markets.

●	Investing at scale requires a network of agents, rehabilitation teams, and property managers.

●	Investors have limited, low-cost traditional financing options (e.g., Fannie Mae places limitations on investment properties).

●	Significant capital and infrastructure is required to acquire and manage a SFR and MFR portfolio at scale.

●	The purchase process alone involves numerous discrete steps such as sourcing and underwriting properties, selecting a property, making an offer, negotiating and signing a purchase and sale agreement, providing an earnest money deposit, applying for a mortgage, completing an HOA application, if applicable (and ensuring that HOA regulations permit the home to be rented), selecting a property manager and negotiating a property management agreement, selecting an insurance provider and negotiating the terms of insurance, coordinating inspections and appraisals, selecting a lender and negotiation loan terms when necessary, coordinating repairs to the property, scheduling closing and document review, signing closing documents, and finally taking possession of the property.

House Hack, Inc. aims to simplify real estate investing by eliminating barriers to entry and simplifying investors’ participation in the SFR and MFR market by providing an efficient alternative to direct investing (avoiding the need to be on title, secure a mortgage, deal with agents, supervise rehabilitation teams and property managers, and address ownership and tenancy issues).

Our Objectives

Our investment objectives include:

Purchase Real Estate Assets at Lower-Than-Market Prices

By purchasing real-estate at lower-than-market prices, we intend to maximize the number of properties, i.e. properties, that can be acquired using the proceeds of this Offering. We also intend to maximize the revenue we may generate by selling portfolios of real estate.

Develop Rental Income Stream

As we acquire properties, these investments may serve as the base of rental-income. Rental-income is one of our revenue sources.

Preserve Capital and Grow Capital

By acquiring properties at lower-than-market prices, we believe that the overall value of our assets will be significantly improved. Such acquisitions also mean that we may be able to preserve capital during downward trends in the real-estate market. We may also sell these properties at market values after they are rehabilitated.

Artificial Intelligence

Artificial intelligence (AI) is expected to provide opportunities to streamline real-estate investing over the next decade, from deal-identification, valuation, remodel costing, tenant screening, risk-identification, insurability, development. At House Hack, we hope to leverage AI to minimize our operating expenses.

Market Opportunity

As we anticipate acquiring most of our properties for cash, and therefore will not be subject to financing costs, we believe that recent market events, such as increases in interest rates, make this an opportune time for the company to invest in SFRs properties, MFRs, and select commercial properties and raw land for the purpose of long term investment.

Primary properties in Real Estate

The company intends to focus its investments in SFRs and MFRs in various states and to establish a local presence in each of those markets. In addition, the company, may opportunistically invest in other types of real estate assets. Initially, our strategy is to enter three to five markets within the United States that are yet to be identified.

Types of Real Estate to be Acquired

The company intends to use substantially all of the proceeds of this Offering to acquire, manage, renovate or reposition, operate, selectively leverage, lease and, following appropriate holding periods, opportunistically sell, SFRs and MFRs, and other types of properties determined using the discretionary authority of the Board, including select commercial properties and raw land.

Proposed Plan of Operations

Acquiring Property

The Company intends to acquire a portfolio of SFRs and MFRs and select commercial properties and raw land utilizing an equity acquisition strategy.

Our investment process leverages our network of renter demand, experienced team members, and data analysis to make our investment decisions.

●	Sourcing: House Hack will use an in-house acquisition team (using industry leading analysis and screening tools) in collaboration with local real estate professionals to find and source investment opportunities. The opportunities may include individual homes listed on the MLS, bulk rental home portfolios, BFR (built-for-rent) communities, and off-market deals sourced by our staff and from leads generated from our member network. We expect to also use our propriety wedge-finder AI tool with properly managed human oversight.

●	Due Diligence: House Hack evaluates potential investments against our stated investment criteria. Once a geographic market is selected, our due diligence will focus on the sub-market and the property itself. Value analysis will include projected rental rates and home values, relying on a combination of first-party data, automated valuation models, or AVMs, and third-party independent appraisals. Property level analysis will look at standard risk factors including condition of title, structural defects in the home, environmental issues, and other hazards such as floods and earthquakes.

●	Ongoing Management: While House Hack may use a third-party manager, HouseHack currently intends to manage properties itself. The property management firm will maintain books and records, inspect each home and ensure that it is properly maintained, handle maintenance requests, and be responsible for landlord/tenant compliance. We intend that our preferred property management firms will utilize modern tech-enabled property management platforms with digital payment and communication features.

Leveraging properties

Leverage, as used in this Offering Circular, means the borrowing of money based on the equity available in certain properties. The use of leverage will enable us to acquire more properties than if leverage is not used. However, leverage will also increase the risks associated with a property.

The company may also elect to enter into one or more credit facilities with financial institutions. Any such credit facility may be unsecured or secured, including by a pledge of or security interest granted in our assets.

Initially, and in the current interest rate environment, the Company does not intend to leverage the properties. However, the Board of Directors has not authorized a maximum leverage amount and has the ability to authorize the company to leverage any investment.

Manner of Liquidating Properties

Exit strategies that the company may employ at the appropriate time include, but are not limited to:

•	Sale of Properties. If the market allows for a successful sale of the properties to third parties or to affiliates of the company. So that investors may realize appreciation, the Company will look to sell some or all of the properties owned by the Company to such third-party or affiliates.

•	Refinance the Properties and hold. The properties owned by the company may be leveraged. To date, the company has not set a maximum loan to value criteria. If the then appraised values of the properties show appreciation investors may receive: dividends, and/or the Company may elect to refinance some or all of the properties and invest in additional properties.

•	Sale to a Public Real Estate property Trust. The company may find that the properties are attractive purchases for certain public Real Estate property Trusts. The company may elect to a) sell some or all of the properties outright to the individual trust; b) sell some or all of the properties to the real estate investment trust in exchange for equity in the trust (stock) and cash (depending on the appreciation value); or c) create its own real estate investment trust to which the properties may be sold or exchanged. If investors were to receive stock of the purchaser real estate investment trust in exchange for their Shares, the investors may be able to sell their shares on the public exchange of which the public real estate investment trust is traded, so long as it is traded.

Diversity in properties

The company’s current policy is that no more than 10% of all assets will be invested in any specific property; this amount may be revised at the discretion of the Board of Directors. However, during initial operations where the total amount of assets is limited, the company may not acquire properties that meet this policy.

No Guarantee as to Success

The company cannot assure you that it will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our company will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets.

Competition

We will face competition from other owners, investors and developers that are looking to acquire similar properties and who may implement or are already implementing a similar business plan to ours. Further, we may be at a disadvantage to our competition who may have greater capital resources than we do, specifically cash. It has become increasingly difficult to obtain lending on many properties and those developers that are able to close without financing and pay the full purchase price of a property in cash may be able to close on more properties or will be able to negotiate better purchasing terms. We face competition primarily from other real estate investment platform companies such as Roofstock, Inc., Cardone Capital LLC, Fundrise, LLC; publicly-listed REITs; OpenDoor Inc.; as well as a range of emerging new entrants. In order to compete, we work tirelessly to innovate and improve our products, while at the same time preserving our unique culture and approach.

Employees

We currently have 1 full-time employee, Kevin Paffrath and 1 part-time employee, the brother-in-law of our CEO. We expect to hire approximately 10 full or part-time employees by year end.

Legal Matters

On March 15, 2023, Kevin Paffrath, and other media influencers became parties (“Defendants”) to a class action suit filed in the United States District Court in the Southern District of Florida (Miami Division) by a class action investor in connection with the Chapter 11 bankruptcy filings of cryptocurrency exchange FTX Trading Ltd. (“FTX”) and West Realm Shires Services Inc. (“West Realm”). The complaint alleges the Defendants promoted, assisted, and/or actively participated in the offer and sale of unregistered securities by FTX and West Realm, as well as allegation violations of the Florida Securities and Investor Protection Act, the Florida Deceptive and Unfair Trade Practices Act, and Civil Conspiracy. Mr. Paffrath has retained outside counsel specifically for this matter. On June 5, 2023, Mr. Paffrath and his counsel have negotiated a settlement agreement with the plaintiffs; however, this agreement is subject to execution and judicial approval and may not occur. The class action suit could divert the attention of Mr. Paffrath, which could have a material adverse effect on our business, results of operations, financial condition, and prospects.

THE COMPANY’S PROPERTY

As of the date of the Offering Circular, the Company does not hold any properties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations provides information that management believes is relevant to an assessment and understanding of our plans and financial condition. The following selected financial information is derived from our historical financial statements and should be read in conjunction with such financial statements and notes thereto set forth elsewhere herein and the “Cautionary Note Regarding Forward-Looking Statements” explanation included herein.

This discussion contains forward-looking statements reflecting the company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

House Hack, Inc. (the “company”) is a corporation organized on June 22, 2022 under the laws of Wyoming. The company has been formed to invest, directly or through subsidiaries, in real estate assets throughout the United States. The company intends to focus its acquisitions on SFRs and MFRs where our Management believes that the property in priced less than properties in the same areas -- “wedge” properties. However the company may invest opportunistically invest in other types of real estate properties. The company's headquarters are in Ventura, California

The company’s activities since inception have consisted of formation activities, preparations to raise capital and capital raising activities. The only income the company has received to date was from interest from the company’s bank account and investment in government bonds. Once the company commences its planned principal operations, it will incur significant additional expenses and require deployment of significant capital. The company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including but not limited to failing to secure additional funding to operationalize the company’s planned operations or failing to profitably operate the business.

Operating Results

For the period from June 22, 2022 (inception) until December 31, 2022, the company did not generate any revenue; however, the company did receive $58,249 in income predominately from interest from government notes. During the same period, the company had $202,851 in operating expenses. These general and administrative expenses related to the company’s formation activities and general operations.

According for the period from June 22, 2022 (inception) until December 31, 2022, the had a net loss of $144,602.

Liquidity and Capital Resources

As of December 31, 2022, our company had cash or cash equivalents of $3,089,331 and short-term investments (consisting primarily of government bonds) of $9,658,367. Subsequent to then the company raised funds in a private placement under Regulation D.

As of June 23, 2023, the company sold 1,000,000 shares of voting stock for $1,000,000 of consideration and 25,096,785 shares of non-voting stock for $25,096,785 for total gross proceeds of $26,096,785, this includes the gross proceeds of approximately $3,039 000 that the company received since December 31, 2022 and issued 269,000 shares to an entity owned by its founder for the purchase of certain software and intellectual property.

Investors own warrants to purchase up to 14,557,662 shares of non-voting stock for an exercise price of $1.00. There is no guarantee any investor will exercise such warrants.

Going Concern

The company’s financial statements have been prepared assuming the company will continue as a going concern. The Company has not yet commenced planned principal operations, plan to incur significant costs in pursuit of its capital financing plans, and has not generated revenues or profits since inception. However, management’s plans are believed to alleviate substantial doubt.

During the next 12 months, the company intends to fund operations through debt and/or equity financing. There are no assurances that management will be able to raise capital on terms acceptable to the company.  If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development and operations, which could harm its business, financial condition and operating results. The company’s accompanying financial statements do not include any adjustments that might result from these uncertainties.

Plan of Operation

We hope to reach the following milestones:

•	Our company will search for suitable properties and real estate investments and, if it finds one or more suitable properties prior to the launch and/or closing of this Offering, we may invest in such properties with our currently available funds.

•	We intend to begin fundraising in this Offering after our Offering Statement is qualified by the SEC; and we will continue to search for suitable properties and real estate investments and invest in suitable properties if there are available funds.

•	In the next 3-6 months we intend to invest in first properties, renovate them, and rent them; we will continue searching for suitable properties and taking steps necessary to make those investments available to the company.

•	Within the next year, and if we have purchased approximately 25-100 properties, we hope either hold and refinance, or opportunistically sell parts of the portfolio, and repeat the process. Therefore, we expect to (B) buy, (R) rehabilitate, (R) rent, (R) refinance, and (R) retain the management of the assets while selling the equity in them via tranche/portfolio sales, and (R) repeat the process. (BRRRRR).

Trend Information

The company has a limited operating history and has not generated revenue from intended operations. The company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the company’s control could cause fluctuations in these conditions, including but not limited to: recession, downturn or otherwise; government policies surrounding tenant rights; local ordinances where properties reside as a result of the coronavirus pandemic; travel restrictions; changes in the real estate market; and interest-rate fluctuations. Adverse developments in these general business and economic conditions could have a material adverse effect on the company’s financial condition and the results of its operations.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of June 30, 2023, the Company’s executive officers and directors and significant employees are as follows:

Name	Position	Age	Term of Office (Date of Appointment)	Approximate hours per week
Executive Officers
Kevin Paffrath	President & CEO	31	June 22, 2022 – Present	Full-time
Robert Carey	Secretary and Treasurer	72	June 22, 2022 – Present	20
Directors
Kevin Paffrath	Chairman of the Board	31	June 22, 2022 – Present
Robert Carey	Director	72	June 22, 2022 – Present
Nick Vaughn	Director	33	June 22, 2022 – Present
Bill Stewart	Director	67	June 22, 2022 – Present
Ross Gerber	Director	53	June 22, 2022 – Present

Kevin Paffrath, Founder, Chairman of the Board, Chief Executive Officer and President

Kevin Paffrath is the Founder, Chairman of the Board of Directors, President, and CEO of The Paffrath Organization. Kevin has over a decade of experience within the real estate industry. At age 18, Kevin became a real estate agent and at 19 bought his first home. Two years later, Kevin became a real estate broker and opened his own brokerage firm under The Paffrath Organization, a DBA of Meet Kevin, The No-Pressure Agent. By 2015, Kevin was a top agent in Ventura County selling over 50 properties himself in one year. To date, Kevin has represented buyers and sellers on transactions more than $150 million.  At The Paffrath Organization, Kevin has also purchased, managed, and sold over twenty single and multi-family “wedge” deals for his own portfolio during a period of approximately eight years. Kevin had accumulated up to 27 properties, almost all “wedge deals,” before reducing to five in the first two quarters of 2022 to raise funds for new ventures. In 2018, Kevin began sharing his knowledge on YouTube and by 2023, building a 1.87 million subscribers base, with over 523 million views on social media. His videos seek to educate viewers about real estate, personal finance, stocks, taxes, credit investing, and building wealth. He has been featured in the New York Times, Bloomberg via the Associated Press, the Financial Times, Forbes, Business Insider, CNBC, The Wall Street Journal, Politico, The Washington Post, and many more. He is frequently referred to as a “landlord influencer” in media reports. Kevin also interviews business and thought leaders, like Kevin O’Leary and Barbara Corcoran from Shark Tank, the CEO of Robinhood, M1 Finance, BlockFi, Ross Gerber, and billionaire Frank Guistra. Kevin’s experience and passion for real estate, the economy and investing have fueled growth for his businesses. Kevin received his BA in Political Science from UCLA with additional studies in economics, real estate, and accounting. He graduated in 2014.

Bill Stewart, Director

Prior to his retirement in 2014, Bill Stewart had over 34 years of real estate and professional property management experience. Bill owned, operated and managed his own real estate office with multiple agents working under his leadership. During his real estate career, Bill was a trainer of new agents while working for the Century 21 County Center. Bill has held his broker’s license for over 34 years and has attended various courses in real estate throughout his career, such as the Century 21 Investment Specialist program. Bill has personally bought and sold numerous income properties throughout his career.

Ross Gerber, Director

Ross Gerber is the Co-Founder, President and CEO of Gerber Kawasaki Wealth and Investment Management (“GKM”) which began operations in 2010. Ross oversees GKM’s corporate and investment management operations as well as serves individual clients. As of January 2022, GKM had grown to 46 employees, has over 10,000 clients, and $2.2 billion in AUM. GKM is provides investment advice for the younger generation through its Get Invested program. In April 2021, GKM was one of the earliest registered investment advisors to partner with Gemini Trust company, LLC to offer digital assets to clients. Mr. Gerber has expertise in online marketing and social media. He is a co-developer of the company’s IOS application - my-moneypage. Mr. Gerber has become an influential investor on social and in traditional media. He has been a guest on Bloomberg, Reuters, Fox Business, Yahoo Finance, CNN, CNBC and Cheddar TV. He has appeared on many of the most popular podcasts including Meet Kevin, HyperChange TV, The Dave Portnoy Show, The Pomp Podcast and many more. Ross is also on the executive board and a past president of the Guardians of the Jewish Home in Los Angeles. Ross received his BA in Communications from the University of Pennsylvania in 1993.

Robert Carey, CPA, Board Member and Officer

Robert Carey is a Certified Public Accountant and founder of Carey & Hanna, Tax and Wealth Planners, a tax and financial advising firm located in Oxnard, California.  Started in 1985, the company provides tax and investment advice. Mr. Carey obtained a real estate license in 1979 and has owned businesses as well as real estate assets.  He is a contracted advisor to one of the top twelve rated independent broker-dealers of tax-wealth advisors in the US.  Robert is a frequent speaker to AICPA annual conferences, professional investment advisors, local real estate groups, and a national webcam educator.  He has over 38 years of experience advising business owners in both strategic business ideas and tax advice. Bob earned his bachelor’s degree from Lewis and Clark State College in Management Technology in 1985. Robert also owns and operates a consulting firm, Sharpezel.com, Inc., which is independent of Carey and Hanna, Tax and Wealth Planners.

Nick Vaughn, Director and Vice President of Construction

Nick was a project manager at Genhawk Construction from January 2018 to March 2020. Nick then became a self-employed general contractor from March of 2020 to December 2020. Today, Nick Vaughn is the Director of Construction for The Paffrath Organization, a position he has held since January 2021. Mr. Vaughn leads a team of three and focuses on remodeling properties for owners who lease their single-family homes. He is also the Vice-President of Construction Operations for House Hack, Inc. Nick has 10 years of experience working within the construction industry. On January 8, 2022, he obtained his contractor’s license and began working under a general contractor where he had the opportunity to oversee small construction crews and perform structural changes to residential properties. In 2021, Nick enrolled in the California State License School and obtained his Class B General Building Contractor’s License. Nick has also completed various college courses in national electric code, construction management, construction estimating, international building code, property inspection and building materials and methods.

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the calendar year ended December 31, 2022, the company did not compensate any director or executive officer of the company in their capacity as an officer and/or director.

We note that Mr. Carey’s company was paid for services provided, see “Interest of Management and Others in Certain Transactions” below .

Employment Agreements

There is currently one part-time employment memorandum with a software engineer. There are no present compensation plans for stock options or stock-based compensation, although the company may enter into such agreements in the future.

Future Compensation

The Board of Directors may be compensated, at Mr. Paffrath’s discretion, in cash or stock compensation (including options).

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table displays, as of July 20, 2023, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)
Voting Common Stock	Kevin Paffrath	1,000,000 shares	0	100%

1.	The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In August 2022, the company was to issue 100,000 shares of voting common stock to Kevin Paffrath, our founder and CEO, for $100,000 of consideration. This was subsequently increased to 1,000,000 shares of voting common stock for which the company entered into a promissory note agreement with its founder for $1,000,000. The original note did not bear interest and was to mature on September 30, 2023. The note is secured by 1,000,000 shares of voting common stock. In January 2023, the note was modified to provide for recourse on the note, secured by both the stock and the founders personal assets. The note also was adjusted to bear interest at 4.55% per annum. The maturity date was not modified. Although the note contains recourse actions, because the founder has 100% voting control of the entity, any recourse can be eliminated unilaterally and thus this is considered a non-recourse. As these are intended to be founders shares and not compensatory, in the financial statements, the shares are deemed issued and outstanding with the remaining note balance shown as a reduction to equity.

Through December 31, 2022, the founder has paid $75,000 towards the note. Additionally, the founder has advanced $172,751 in organization costs on behalf of the Company, which offset the note. As of December 31, 2022, the balance of the note receivable was $752,249. In October 2022, the Company issued 269,000 shares to an entity owned by its founder for the purchase of certain software and intellectual property Such assets were recorded at the carry over basis of zero as a result of a transaction being among a common-control entity.

Snarpezel has been paid $140,000 from inception to date.

In September 2022, the Company’s founder advanced $3,500,000 to the Company, which was repaid shortly thereafter.

CONFLICTS OF INTEREST

We experience conflicts of interest in connection with the management of our business. Some of the material conflicts that we face include the following:

Our Affiliates’ Interests in Other Entities.

General

The officers and directors of our company, including Kevin Paffrath, are also officers, directors, managers, and/or key professionals’ other entities, including real estate entities. These persons have legal obligations with respect to those entities that are similar to their obligations to us. In the future, these persons and other affiliates of our company may organize other real estate-related or debt-related programs and acquire for their own account real estate-related investments that may be suitable for us.

Payment of Certain Fees and Expenses to Officers and Directors

Ross Gerber, a member of our board of directors, will benefit from the services Gerber-Kawasaki Wealth Management, his employer that provides cash management services to HouseHack.

Robert Carey and his firm, Snarpezel.com, Inc., will benefit from services provided to House Hack for accounting, tax, and various consulting on a contracted basis.

Allocation of Investment Opportunities

We rely on our officers and directors to identify suitable investments. Kevin Paffrath and other of the company’s officers may invest and manage other investment opportunities and funds outside of the company including those that have similar investment objectives as the company.

Payment of Certain Fees and Expenses

We may enlist the services of unaffiliated third parties in order to manage our assets but may employ one or more affiliated entities. The compensation for those third-parties or affiliated entities may not be at market rates.

Each of our executive officers may also serve as an officer of other entitles, and its affiliated entities.  As a result, these persons will have a conflict of interest with respect to our agreements and arrangements with such entities or affiliate, which were not negotiated at arm’s length, and their terms may not have been as favorable to us as if they had been negotiated at arm’s length with an unaffiliated third party.  The company is not required to make available any particular individual personnel to us.

Allocation of Time

Our executive officers will not be required to devote a specific amount of time to our affairs.  As a result, we cannot provide any assurances regarding the amount of time they will dedicate to the management of our business.  Accordingly, we may compete with such officers for the time and attention of these officers in connection with our business.  We may not receive the level of support and assistance that we might otherwise receive if we were internally managed.

SECURITIES BEING OFFERED

The following descriptions summarize important terms of our capital stock. This summary reflects House Hack’s Articles of Incorporation, as amended, and does not purport to be complete and is qualified in its entirety by the Articles of Incorporation, amended, and Bylaws, which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part as well as applicable provisions of the Wyoming Business Corporation Act. For a complete description our capital stock, you should refer to our Articles of Incorporation, as amended, and our Bylaws and applicable provisions of the Wyoming Business Corporation Act.

General

The company is offering up to 75,000,000 shares of Non-Voting Common Stock in this offering at a price of $1.00 per share. The company is authorized to issue 1,000,000 shares of Voting Common Stock, par value $0.0001 per share, and 200,000,000 shares of Non-Voting Common Stock, par value $0.0001 per share. As of July 20, 2023, 1,000,000 shares of Voting Common Stock and 25,096,785 shares of Non-Voting Common Stock have been issued. As of July 20, 2023, there are warrants outstanding for the purchase of an additional 14,557,662 of Non-Voting Common Stock. The terms of the company’s Voting Common Stock and Non-Voting are outlined below.

Common Stock

Non-Voting Common Stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Voting Common Stock; except that our Non-Voting Common Stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Wyoming law.

Voting Rights.

Holders of shares of Non-Voting Common Stock will have no voting rights associated with shares of non-voting Common Stock, including the right to vote on the election of members of our Board of Directors.

Each outstanding share of Voting Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of holders of Voting Common Stock, including the election of directors. Cumulative voting in the election of directors is not permitted. Directors are elected by a plurality of the votes cast at the meeting in which directors are being elected and at which a quorum is present. This means that the holders of a majority of the outstanding shares of Voting Common Stock can effectively elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Distributions.

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends, if any, for shares of Common Stock, distributions, if any, will occur as determined by our Board of Directors from time to time. Holders of Common Stock are entitled to receive distributions, if any, when authorized by our Board of Directors and declared by House Hack — out of assets legally available for the payment of dividends. Distribution is currently not planned or anticipated from operations. Distributions, if any, are subject to the corporate expenses and other liabilities of House Hack, including the operations and all properties.

Liquidity.

Holders of Common Stock are also entitled to share ratably in House Hack’s assets legally available for distribution to holders of Common Stock in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of House Hack’s stock, including any shares of preferred stock the House Hack may issue. Shares of our Common Stock are suitable only as a long-term investment for persons of adequate financial means who do not need near-term liquidity from their investment. We do not expect there to be a public market for our shares of Common Stock and thus it may be difficult for you to sell your shares. You should not buy shares of our Common Stock if you need to sell them in the near future or will need to sell them quickly in the future.

Other Rights.

The holders of Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our capital stock. House Hack’s charter provides that its stockholders generally have no appraisal rights unless our Board of Directors determines that appraisal rights will apply to one or more transactions in which the holders of Common Stock would otherwise be entitled to exercise such rights.

Liability.

Under Wyoming law, House Hack’s stockholders generally are not liable for its debts or obligations solely as a result of stockholders’ status as stockholders.

Warrants

Investors in the company’s earlier financing of Non-Voting Common Stock received warrants to purchase Non-Voting Common Stock. Investors who purchased courses from our founders’ related entities qualify for an additional 10% coverage. These warrants are exercisable into non-voting Common Stock in the next financing of such Non-Voting Common Stock, if any, at price of $1.00. In addition, warrants are not exercisable until the lesser of 25% or $25,000,000 of proceeds earlier financing are deployed for properties and renovations, less expenses. The warrants expire on the first business day 60 calendar days after the company issues a call for warrant redemption.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

FINANCIAL STATEMENTS

HOUSE HACK INC.

A Wyoming Corporation

Financial Statements and Independent Auditors’ Report

December 31, 2022

HOUSE HACK, INC.

INDEPENDENT AUDITORS’ REPORT

To the Management, Directors and Shareholders

of House Hack, Inc.

Opinion

We have audited the accompanying financial statements of House Hack, Inc. (the “Company”), which comprise the balance sheet as of December 31, 2022, and the related statements of operations, stockholders’ equity, and cash flows for the period from June 22, 2022 (Inception) to December 31, 2022, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and cash flows for the period then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statement

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ dbbmckennon

Newport Beach, California
May 25, 2023

HOUSE HACK, INC.

BALANCE SHEET

December 31, 2022

Assets
Current assets:
Cash and cash equivalents	$3,089,331
Short-term investments	9,658,367
Total current assets	12,747,698
Investments	9,580,269
Deferred offering costs	24,000
Total assets	$22,351,967
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$54,633
Other current liabilities	159,990
Total current liabilities	214,623
Total liabilities	214,623
Commitments and contingencies (Note 4)	-
Stockholders’ Equity:
Voting common stock, 1,000,000 authorized, par value $0.0001, 1,000,000 issued and outstanding	100
Non-voting common stock, 200,000,000 authorized, par value $0.0001, 22,326,645 issued and outstanding	2,233
Subscription receivable, related party	(752,249)
Additional paid-in capital	23,031,862
Accumulated Deficit	(144,602)
Total stockholders’ equity	22,137,344
Total liabilities and stockholders' equity	$22,351,967

See accompanying notes to financial statements.

HOUSE HACK, INC.

STATEMENT OF OPERATIONS

For the Period from June 22, 2022 (Inception) to December 31, 2022

Revenues	$-
Operating Expenses:
General and administrative	202,851
Total operating expenses	202,851
Operating income	(202,851)
Other income	(58,249)
Total other income	(58,249)
Net loss	$(144,602)
Weighted average shares outstanding – basic and diluted	$11,500,386
Weighted average loss per share – basic and diluted	$(0.01)

See accompanying notes to financial statements.

HOUSE HACK, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

For the Period from June 22, 2022 (Inception) to December 31, 2022

					Additional	Subscription		Total
	Common stock – Voting		Common stock – non-voting		Paid-	Receivable,	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	in Capital	Related Party	Deficit	Equity
Balance June 22, 2022	-	$-	-	$-	$-	$-	$-	$-
Shares issued to founder for note receivable	1,000,000	100	-	-	999,900	(752,249)	-	247,751
Shares issued for services	-	-	-	-		-	-	-
Shares issued for intellectual property	-	-	269,000	27	(27)	-	-	-
Shares issued for cash	-	-	22,057,645	2,206	22,055,439	-	-	22,057,645
Offering costs	-	-	-	-	(23,450)	-	-	(23,450)
Net loss	-	-	-	-	-	-	(144,602)	(144,602)
Balance December 31, 2022	1,000,000	$100	22,326,645	$2,233	$23,031,862	$(752,249)	$(144,602)	$22,137,344

See accompanying notes to financial statements.

HOUSE HACK, INC.

STATEMENT OF CASH FLOWS

For the Period from June 22, 2022 (Inception) to December 31, 2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(144,602)
Adjustments to reconcile net loss to net cash
used in operating activities:
Amortization of investment discount	33,000
Changes in operating assets and liabilities:
Accounts payable	54,633
Other current liabilities	159,990
Net cash provided by operating activities	103,021
Purchase of investments	(19,771,636)
Proceeds from investments	500,000
Net cash used in investing activities	(19,271,636)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of related party advances	-
Proceeds from sale of voting common stock	247,751
Proceeds from sale of common stock	22,057,645
Offering costs	(47,450)
Net cash provided by financing activities	22,257,946
Change in cash and cash equivalents	3,089,331
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$3,089,331
Supplemental disclosures of cash flow information:
Cash paid for interest	$-
Cash paid for income taxes	$-
Non cash investing and financing activities:
Note payable issued for voting common stock	$1,000,000

See accompanying notes to financial statements.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2022

NOTE 1: NATURE OF OPERATIONS

House Hack, Inc. (the “Company”) is a corporation organized on June 22, 2022 under the laws of Wyoming. The company has been formed to invest, directly or through potential subsidiaries, in real estate assets throughout the United States. The company intends to focus on “wedge” properties for acquisition, although the Company may invest in multi-family, commercial, or other properties, including hotels. The Company’s headquarters are in Ventura, California.

As of December 31, 2022, the Company has not yet commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities, preparations to raise capital and capital raising activities. Once the Company commences its planned principal operations, it will incur significant additional expenses and require deployment of significant capital. The Company is dependent upon existing capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including but not limited to failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not yet commenced planned principal operations, plan to incur significant costs in pursuit of its capital financing plans, and has not generated revenues or profits since inception. As of December 31, 2022, the Company has incurred $144,602 in losses; however, management plans are believed to alleviate substantial doubt.

Management Plans

The Company’s ability to continue as a going concern for the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to utilize the proceeds from investments received to date, obtain additional capital financing sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. The Company may also choose to hold assets and wait for strategic opportunities.

As of the date of issuance of these financial statements, Management expects that its cash and cash equivalents, and short-term investments will be sufficient to fund its operating expenses, and capital expenditure requirements for at least one year from the date these financial statements are issued. The Company is also due funds from the Company’s founder totaling $752,249, which are expected to be used to fund operational expenses. No assurance can be given that the Company will be successful in these efforts.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2022

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 – Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts of the Company’s accounts payable and other current liabilities reported in the balance sheet approximate their fair value.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities which were purchased with maturities of three months or less to be cash equivalents.

The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits of $250,000. As of December 31, 2022, the Company’s cash and cash equivalents were held at one accredited financial institution.

Investments

The Company has investments in U.S. treasury bills. The investments are classified as held-to-maturity and are accounted for at amortized cost. As such, the investments are recognized as a Level 1 investment.

During the period ended December 31, 2022, the Company purchased $19,771,636 in investments and received $500,000 in proceeds from the sales of such investments. During the period ended December 31, 2022, the Company recognized $33,000 in interest income related to the amortized discount of treasury bills held-to-maturity. As of December 31, 2022, the Company held $9,658,367 in short-term investments, consisting of U.S. treasury bills with varying maturities through November 2023. As of December 31, 2022, the Company held $9,580,269 in long-term investments, consisting of U.S. treasury bills with varying maturities through October 2025.

Offering Costs

The Company complies with the requirements of ASC 340, Other Assets and Deferred Costs, with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs pertaining to future equity obligations are charged to interest expense upon completion of an offering. As of December 31, 2022, the Company had capitalized $24,000 of deferred offering costs.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2022

Real Estate Held for Investment

Real estate assets will be stated at the lower of depreciated cost or fair value, if deemed impaired. Major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation will be computed on a straight-line basis over the useful lives of the properties. We will continually evaluate the recoverability of the carrying value of our real estate assets using the methodology prescribed in Accounting Standards Codification (“ASC”) Topic 360, “Property, Plant and Equipment,” Factors considered by management in evaluating impairment of its existing real estate assets held for investment include significant declines in property operating profits, annually recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Under ASC Topic 360, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of an asset (both the annual estimated cash flow from future operations and the estimated cash flow from the theoretical sale of the asset) over its estimated holding period are in excess of the asset’s net book value at the balance sheet date. If any real estate asset held for investment is considered impaired, a loss is provided to reduce the carrying value of the asset to its estimated fair value.

Real Estate Held for Sale

We may periodically classify real estate assets as held for sale. An asset is classified as held for sale after the approval of management and after an active program to sell the asset has commenced. Upon the classification of a real estate asset as held for sale, the carrying value of the asset is reduced to the lower of its net book value or its estimated fair value, less costs to sell the asset. Subsequent to the classification of assets as held for sale, no further depreciation expense is recorded.

Real estate assets held for sale will be stated separately on the balance sheet. Upon a decision to no longer market as an asset for sale, the asset is classified as an operating asset and depreciation expense is reinstated. A gain or loss on the sale of a property will be recorded in the statement of operations.

Cost Capitalization

A variety of costs are incurred in the acquisition and development of properties such as costs of acquiring a property development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete, and capitalization must cease involves a degree of judgment. Our capitalization policy on development properties is guided by ASC Topic 835-20 “Interest – Capitalization of Interest” and ASC Topic 970 “Real Estate – General.” We cease capitalization on costs upon completion.

Revenue Recognition

The Company will recognize revenue under the guidance of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, the Company 1) identifies the contract with the customer 2) identifies the performance obligations in the contract 3) determines the transaction price, 4) determines if an allocation of that transaction price is required to the performance obligations in the contract, and 5) recognizes revenue when or as the companies satisfies a performance obligation. To date, the Company has not recognized any revenue from intended operations.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statements and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.

The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2022

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. The Company has limited operating loss carryforwards stemming from net losses through December 31, 2022, and has not yet filed tax returns.

The Company expects to file U.S. federal and state income tax returns in which nexus is achieved.

Loss per Common Share

The Company computes net loss per share of common stock voting and non-voting combined, as each class of stock has identical rights and privileges, except for voting rights (Note 5). Basic net loss per share is computed using the weighted-average number of shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of shares and the effect of potentially dilutive securities outstanding during the period. For periods in which the Company incurs a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted calculations. There were no dilutive securities as of December 31, 2022.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 4: COMMITMENTS AND CONTIGENCIES

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

NOTE 5: STOCKHOLDERS’ EQUITY

Upon incorporation on June 22, 2022, the Company authorized 100 shares of common stock, $0.0001 par value. On August 24, 2022, the Company amended its articles of incorporation to authorize 1,000,000 voting and 200,000,000 non-voting common stock, par value $0.0001 per share.

Non-voting common stock is not entitled to any votes on any matter that is submitted to a vote of stockholders, except as required by Wyoming Law. Holders of non-voting common stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to non-voting common stock.

Voting common stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken, or any written consent of stockholders is solicited.

Common Stock Transactions

In August 2022, the Company was to issue 100,000 shares of voting common stock to its founder for $100,000 of consideration. This was subsequently increased to 1,000,000 shares of voting common stock for which the Company entered into a promissory note agreement with its founder for $1,000,000 (see Note 6).

In October 2022, the Company issued 269,000 shares to an entity owned by its founder for the purchase of certain software and intellectual property. Such assets were recorded at the carry over basis of zero as a result of a transaction being among a common-control entity.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2022

In September 2022, the Company commenced a Regulation D private placement memorandum (“PPM”) in which the Company is offering investments in non-voting common stock at $1.00 per share. The offering was initially subject to a minimum of $25,000,000 but was later decreased to $19,500,000. Investments are subject to a minimum of $25,000 per investor, with increments of $5,000 thereafter. The offering continued through March 31, 2023.

Investors in the offering, also received warrants to purchase non-voting shares in the next financing round, if any, at the price of the PPM offering, based on the timing of the investment using a sliding scale. The sliding scale starts at 55% warrant coverage for investments made by September 30, 2022 and decreases to 0% through March 31, 2023. Investors who purchase courses from our founders’ related entities qualify for an additional 10% coverage. These warrants are exercisable into non-voting Common Stock in the next financing, if any, at the offering price ($1.00) of the PPM. In addition, warrants are not exercisable until the lesser of 25% or $25,000,000 of proceeds from the PPM are deployed for properties and renovations, less expenses. The warrants expire on the first business day 60 calendar days after the Company issues a call for warrant redemption.

Through December 31, 2022, the Company issued 22,057,645 shares of non-voting common stock for gross proceeds of $22,057,645 through the PPM; the Company incurred $23,450 in offering costs.

As of December 31, 2022, the Company received $159,990 in proceeds, which were returned to investors who did not satisfy obligations to qualify for the PPM. This amount is included as other current liabilities in the balance sheet.

As of December 31, 2022, the Company issued 13,676,475 warrants to purchase non-voting common stock as per the PPM above. The warrants have an exercise price of $1.00 per share and are exercisable into shares of non-voting common stock based on the terms described above.

NOTE 6: RELATED PARTY TRANSACATIONS

In August 2022, the Company was to issue 100,000 shares of voting common stock to its founder for $100,000 of consideration. This was subsequently increased to 1,000,000 shares of voting common stock for which the Company entered into a promissory note agreement with its founder for $1,000,000. The original note did not bear interest and was to mature on September 30, 2023. The note is secured by 1,000,000 shares of voting common stock. In January 2023, the note was modified to provide for recourse on the note, secured by both the stock and the founders personal assets. The note also was adjusted to bear interest at 4.55% per annum. The maturity date was not modified. Although the note contains recourse actions, because the founder has 100% voting control of the entity, any recourse can be eliminated unilaterally and thus this is considered a non-recourse. As these are intended to be founders shares and not compensatory, the shares are deemed issued and outstanding with the note shown as a reduction to equity.

Through December 31, 2022, the founder has paid $75,000 towards the note. Additionally, the founder has advanced $172,751 in organization costs on behalf of the Company, which offset the note. As of December 31, 2022, the balance of the note receivable was $752,249, which is included as a contra equity balance on the balance sheet.

In September 2022, the Company’s founder advanced $3,500,000 to the Company, which was repaid shortly thereafter.

In October 2022, the Company issued 269,000 shares to an entity owned by its founder for the purchase of certain software and intellectual property. See Note 5.

NOTE 7: INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate to net operating loss carryforwards. As of December 31, 2022, the Company had net deferred tax assets before valuation allowance of approximately $43,000.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to cumulative losses through December 31, 2022. Therefore, a valuation allowance of $43,000 was recorded as of December 31, 2022. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be approximately 29.8%. The effective rate is reduced to 0% due to the full valuation allowance on its net deferred tax assets.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2022

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2022, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of approximately $145,000, which can be carried forward indefinitely. Certain changes in ownership can result in a limitation on the amount of net operating loss and tax credit carryovers that can be utilized each year. As of December 31, 2022, management has not determined the extent of any such limitations, if any.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company is subject to taxation in the U.S. and various state jurisdictions. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 8: SUBSEQUENT EVENTS

See Note 6 for amendment to related party note payable.

From January 1, 2023 through the issuance date of these financial statements, the Company has issued approximately 3,039,000 shares of non-voting common stock for gross proceeds of approximately $3,039,000. In connection with these investments, the Company issued approximately 881,000 warrants with the same terms as those described in Note 5.

Management’s Evaluation

Management has evaluated subsequent events through May 25, 2023, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are filed with this report, in each case as indicated below.

Exhibit No.	Description
2.1	Articles of Incorporation
2.2	Articles of Amendment of House Hack, Inc.
2.3	By-laws
4.1	Form of Subscription Agreement of House Hack, Inc.
6.1	Agreement with Snarpezel.com,Inc., dated as of June 22, 2022
6.2	Amended Agreement with Snarpezel.com, Inc., dated July 5, 2023
6.3	Kevin Paffrath Promissory Note, dated January 12, 2023
11.1	Consent of dbbmckennon
12.1	Opinion of CrowdCheck Law

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ventura, State of California, on July 20, 2023.

HOUSE HACK, INC.

/s/ Kevin Paffrath
By Kevin Paffrath
Title: Chief Executive Officer and Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Kevin Paffrath
Kevin Paffrath, Chief Executive Officer, Principal Accounting Officer, Principal Financial Officer and Director
Date: July 20, 2023

/s/ Robert Carey
Director
Date: July 20, 2023

/s/ Nick Vaughn
Director
Date: June 19, 2023

/s/ Bill Steward
Director
Date: June 19, 2023
/s/ Ross Gerber
Director
Date: June 19, 2023